UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 5, 2018

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2018, W&T Offshore, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) by and among the Company, W&T Energy VI, LLC, and W&T Energy VII, LLC, as subsidiary guarantors, and Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), relating to the issuance and sale of $625 million in aggregate principal amount of the Company’s 9.75% senior second lien notes due 2023 (the “Notes”). The Notes will be issued at 100% of their face amount. The Notes will be offered and sold to the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold to qualified institutional buyers in reliance on Rule 144A and Regulation S of the Securities Act. The closing of the issuance and sale of the Notes is expected to occur on October 18, 2018, subject to customary closing conditions.

The Company intends to apply the net proceeds of this offering, together with borrowings from a proposed amended revolving bank credit facility and cash on hand, to (i) repay and retire its outstanding 11.00% 1.5 Lien Term Loan and 9.00% Second Lien Term Loan and (ii) redeem or repurchase in full all of its outstanding 8.500% Senior Unsecured Notes due 2019, 9.00%/10.75% Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Third Lien PIK Toggle Notes due 2021.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 7.01	Regulation FD Disclosure.

On October 3, 2018, the Company issued a press release announcing the commencement of cash tender offers (each, a “Tender Offer” and collectively, the “Tender Offers”) for any and all of its outstanding 8.500% Senior Notes due 2019, 9.00%/10.75% Senior Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Senior Third Lien PIK Toggle Notes due 2021 (the “Existing Notes”). A copy of the press release is furnished herewith as Exhibit 99.1.

The information included in Item 7.01 of this report, including Exhibit 99.1 hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Neither the press release filed as Exhibit 99.1 nor this report shall constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The Tender Offers are being made solely by the Offer to Purchase dated October 3, 2018 referenced in the press release. The Tender Offers are not being made to holders of the Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

Item 8.01	Other Events.

On October 5, 2018, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The Notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement dated October 5, 2018 by and among W&T Offshore, Inc., W&T Energy VI, LLC and W&T Energy VII, LLC, and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers named therein.

99.1	Press release dated October 3, 2018.

99.2	Press release dated October 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: October 11, 2018	By:	/s/ Shahid A. Ghauri
	Name:	Shahid A. Ghauri
	Title:	Vice President, General Counsel and Corporate Secretary